Exhibit 10.13
SEPARATION AGREEMENT AND RELEASE
WHEREAS, Calgon Carbon Corporation (“Calgon Carbon”) employed Dennis M. Sheedy (“Mr. Sheedy”); and
WHEREAS, Calgon Carbon and Mr. Sheedy wish to resolve any and all matters between them relating to Mr. Sheedy’s employment and the cessation of that employment;
NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Separation Agreement and Release (“SAR”) will govern Mr. Sheedy’s cessation of employment with Calgon Carbon and will resolve, finally and completely, any and all possible claims and disputes between Calgon Carbon and Mr. Sheedy arising from his employment and cessation of employment:
          1. Except as stated herein, this SAR will replace and supersede the August 1, 2007 Employment Agreement between Calgon Carbon and Mr. Sheedy (the “Existing Employment Agreement”), any rights of Mr. Sheedy under any Restricted Stock Agreement, Restricted Performance Stock Unit Agreement or Stock Option Agreement between Calgon Carbon and Mr. Sheedy (collectively, the “Equity Agreements”), and any other agreements pertaining to Mr. Sheedy’s employment by Calgon Carbon. Notwithstanding the foregoing, the rights and obligations of the parties under Section 17 of the Employment Agreement shall remain in effect.
          2. Calgon Carbon’s employment records will reflect that Mr. Sheedy’s employment with Calgon Carbon terminated on September 2, 2009 (“Termination Date”) by an involuntary termination by the Company without cause, under Section 4(b) of the Existing Employment Agreement.
          3. For purposes of this SAR, the Termination Date and the term “termination,” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended.

          4. Without Mr. Sheedy entering into this SAR, Mr. Sheedy is not entitled to any of the taxable payments provided for in subsections 4(a) through 4(e), other than those set forth in Section 4(c), and he shall only obtain such payments upon his executing and not revoking the SAR. Mr. Sheedy is not being provided, directly or indirectly, with any election as to the taxable year of payments of any of the following payments. After timely receipt of a fully signed and dated copy of this SAR from Mr. Sheedy and assuming that Mr. Sheedy does not revoke the SAR under Section 15, Calgon Carbon agrees to:
a.	pay the COBRA (short for Consolidated Omnibus Budget Reconciliation Act) payments on Mr. Sheedy’s behalf for continued medical and dental coverage, in each case for a period of eighteen (18) months after the Termination Date, without regard to the residence of Mr. Sheedy during such 18 months, so long as his primary residence is within the 48 contiguous United States.

b.	extend the time within which Mr. Sheedy may exercise his already issued and vested stock options for thirteen thousand fifty (13,050) shares of Calgon Carbon stock until the later of (i) three (3) months from the date of this Agreement and (ii) thirty days after the Company publicly announces its earnings results for the third quarter of 2009, but in either case not beyond the original expiration date of such stock options. Mr. Sheedy understands that such stock options as extended will be non-statutory and not incentive stock options. The stock options and exercise price of such stock options are set forth on “Appendix D.”

c.	on the eighth (8th) day after timely receipt of a fully signed and dated copy of this SAR from Mr. Sheedy, pay to Mr. Sheedy $4,140.30, less deductions and other withholdings required by law, representing five (5) days of accrued but unused 2009 vacation and $9,936.72, less deductions and other withholdings required by law, representing twelve (12) days of prorated 2010 vacation, all as accrued prior to the Termination Date.

d.	reimburse Mr. Sheedy for the reasonable costs of moving office furniture which is owned by him to a location within 50 miles of Pittsburgh, within fifteen (15) days of receipt from Mr. Sheedy of written evidence of such costs; provided, that such reimbursement must be made on or before March 14, 2010.

e.	within thirty (30) days after the date of this SAR, pay for life insurance coverage for Mr. Sheedy for a period of eighteen (18) months after the Termination Date.
     On the date that is one day after the six month anniversary of the Termination Date, Calgon Carbon agrees to:
x.	pay Mr. Sheedy $322,950.00, less deductions and other withholdings required by law, which is an amount equal to eighteen (18) months of pay at his base monthly rate as of the Termination Date.

y.	Pay Mr. Sheedy $118,250.00, less deductions and other withholdings required by law, which is an amount equal to one and one-half (1.5) of the average of the payments to him under the short term incentive plan for the years 2006, 2007 and 2008.
     Mr. Sheedy’s accrual of all other benefits and all other participation in Calgon Carbon’s 401(k) salary, pension, and all other benefit plans will terminate as of the Termination Date except as otherwise stated in this SAR.
     Mr. Sheedy understands and agrees that (i) except as provided herein he will not receive any shares or other payments under any option agreement, restricted stock agreement or restricted performance stock unit agreement and (ii) the options outlined in Section 4(b) are in full and final settlement and release of all possible legal claims by him, including without limitation claims under the Equity Agreements or related plans, and, in any event, they exceed anything to which he is otherwise entitled to receive from Calgon Carbon except under this SAR.
     Until the fourth (4th) business day after the public announcement of third quarter earnings by Calgon Carbon, Mr. Sheedy shall be subject to the insider trading policy of Calgon Carbon. Among other things, this means Mr. Sheedy shall only sell shares of Calgon Carbon stock (including the restricted stock and stock obtained from the restricted performance stock units and the exercise of stock options received from Calgon Carbon) during any applicable Calgon Carbon trading windows. After such fourth (4th) business day described above, Mr. Sheedy shall no longer be considered an insider under such insider trading policy and shall be free to sell his shares without being limited to a trading window, subject only to applicable law.
          5. Mr. Sheedy understands and agrees that neither Calgon Carbon, nor any successor or affiliate of Calgon Carbon, will be obligated in any way to provide him with future employment, compensation, or benefits for any reason, except for 401(k) and other pension plan payments due under the terms of such plans, payments and benefits specified in this SAR, and the right to convert to individual insurance coverage or other benefits to the extent required by law. Mr. Sheedy further agrees not to seek any such employment, re-employment compensation, or benefits.
          6. By entering into this SAR, Calgon Carbon expressly denies any unlawful or unfair conduct.
7.	a.	Except as otherwise required by law, including any necessary administrative filings, neither Mr. Sheedy— meaning him or anybody acting on his behalf — nor Calgon Carbon — meaning any member of its senior management with actual knowledge of this SAR and who is acting on Calgon Carbon’s behalf — will engage, directly or indirectly, in any publicity or other action or activity to or with any person or entity that reflects adversely upon Mr. Sheedy or his work performance with Calgon Carbon or adversely affects or reflects upon Calgon Carbon, its board, officers, employees, agents, and business, including any successor or affiliate of Calgon Carbon. Mr. Sheedy understands and agrees that this includes, without limit, any conversation or activity that could or would foster conflict, negativism, low morale, or an anti-management posture among Calgon Carbon’s employees and/or the public, as well as any untruthful, defamatory, harassing or disparaging communications about Calgon Carbon, its board, officers, employees, agents, and business, including any successor or affiliate of Calgon Carbon. This would apply, for instance, to any modification to Calgon Carbon’s strategic plan or management structure. Mr. Sheedy and Calgon Carbon further agree that these obligations will continue, without termination or expiration, despite the termination or expiration of any other obligation in this SAR.

b.	Mr. Sheedy agrees to keep confidential any proprietary information and other knowledge acquired or otherwise learned from or on behalf of Calgon Carbon during his employment to the extent such information or knowledge has not been published, has not been disseminated, or is not otherwise a matter of general public knowledge.

c.	Except as otherwise required by law, Mr. Sheedy and Calgon Carbon agree to keep confidential and not disclose the terms of this SAR to any person, with the exception of attorneys or other individuals consulted by Mr. Sheedy and Calgon Carbon to understand the interpretation, application, or legal or financial effect of this SAR or to implement any portion of it, so long as, as a precondition of receipt of this SAR or any information contained in it, any such person pledges to strictly maintain such confidentiality.

8.	a.	Mr. Sheedy agrees to continue to fully comply with the covenants previously made by him under Stock Option Agreements with Calgon Carbon and in Sections 7, 8 and 9 of the Existing Employment Agreement. The applicable provisions of the Stock Option Agreements are attached and incorporated here as “Appendix A.”

	b.	In addition, Calgon Carbon and Mr. Sheedy restate Section 17 of the Existing Employment Agreement as follows:
[17] Indemnification and Insurance.
     The Company shall defend and hold Employee harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Employee of services for, or action of Employee as a director, officer or employee of the Company, or of any other person or enterprise at the request of the Company. Expenses incurred by Employee in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that Employee is entitled to be indemnified hereunder. The foregoing shall be in addition to any indemnification rights Employee may have by law, contract, charter, by-law or otherwise. Employee shall be covered under any director and officer liability insurance purchased or maintained by the Company on a basis no less favorable than the Company makes available to peer executives. After the occurrence of a Change of Control, the Company shall maintain in effect and shall provide to Employee director and officer liability insurance coverage that is no less favorable to Employee than that coverage in effect immediately prior to such Change of Control.
          9. Mr. Sheedy agrees to immediately return any and all Calgon Carbon documents or other materials — whether in “hard copy,” electronic or other form — including, without limit, all strategic plans, budgets, pricing, and other financial and business information, customer lists and all other customer information, files, software, policy manuals, office supplies, keys, name tags, and all other Calgon Carbon property and equipment in his possession or under his control, irrespective of whether such information is considered and kept confidential by and for Calgon Carbon, except to the extent any of the same is needed by Mr. Sheedy to perform consulting services to Calgon Carbon, in which case the same shall be returned at the conclusion of such consulting services.

          10. Mr. Sheedy agrees to cooperate fully with Calgon Carbon in the defense of any claims made by or against Calgon Carbon by, among other things, making himself periodically available to Calgon Carbon and its representatives, at reasonable times and on reasonable notice, consistent with Mr. Sheedy’s scheduled professional responsibilities, to discuss and provide assistance concerning such claims to the extent that they relate to services performed by him for Calgon Carbon or its clients, information known by him, or any alleged act or omission by him. Beyond this, Mr. Sheedy will remain fully supportive of Calgon Carbon in all matters, including litigation matters. Nothing in this Section, however, will be interpreted to obligate Mr. Sheedy to violate the law or any legal obligation. Mr. Sheedy further agrees to cooperate in authorizing and processing any documentation needed by Calgon Carbon for any other business—related matter and by providing reasonable consulting assistance to his successor at Calgon Carbon. Calgon Carbon will reimburse Mr. Sheedy for his reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses. All reimbursement payments with respect to expenses incurred within a particular year shall be made within fifteen (15) days of receipt from Mr. Sheedy of evidence of such expenses, and in any event no later than the end of Mr. Sheedy’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of Mr. Sheedy shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation of exchange for another benefit.
          11. Mr. Sheedy and Calgon Carbon understand and agree that the terms and conditions of this SAR constitute the full and complete understandings, agreements, and promises of the parties, and that there are no oral or written understandings, agreements, promises or inducements made or offered with respect to the matters covered hereby other than those set forth in this SAR. Any amendment to this SAR must be in writing and signed by Mr. Sheedy and Calgon Carbon to be effective.

          12. In exchange for Calgon Carbon’s promises contained in this SAR, and other good and sufficient consideration, and intending to be legally bound, Mr. Sheedy has executed the Release attached and incorporated herein as “Appendix B-1.” If, contrary to this Release and SAR, a lawsuit is filed by or on behalf of Mr. Sheedy, or Mr. Sheedy otherwise commits a material breach of this SAR, Calgon Carbon will have the right, without affecting the continued validity and enforceability of this SAR, and in addition to its other legal and equitable remedies, to discontinue all further payments and benefits due under this SAR and to seek damages and other redress at law for any and all damages, costs and fees until full and final resolution of the alleged breach. Mr. Sheedy understands and agrees that the consideration outlined in this SAR, including, without limit, the options, benefits, and payments in Section 4 are provided by Calgon Carbon with the expectation of and in reliance upon Mr. Sheedy’s full and final settlement of all possible legal claims, as well as his pledge to fully comply with the terms of this SAR, specifically including the promises in Sections 7, 8 and 9. Calgon Carbon has executed the Release attached and incorporated herein as “Appendix B-2.”
          13. Mr. Sheedy acknowledges receipt of Calgon Carbon’s letter outlining possible legal rights under the federal Older Workers Benefit Protection Act (“OWBPA”) and urging him to consult with an attorney, that he has had at least a twenty-one (21) day opportunity — an opportunity he is free to use in whole or in part — to consider the terms of this SAR, and that he has agreed to and signed this SAR voluntarily after such twenty-one (21) day opportunity. Attached as “Appendix C” is a true and correct copy of that letter.
          14. Mr. Sheedy and Calgon Carbon swear that they have read this SAR carefully, understand it fully, and intend to be legally bound by its terms. Mr. Sheedy further swears that he has had a full and fair opportunity to consult with an attorney to help him fully understand and appreciate the interpretation, application, and full legal effect of this SAR and that he has agreed to and signed this SAR voluntarily following good faith bargaining over its terms.
          15. This SAR will become legally effective and enforceable on the eighth (8th) calendar day following Mr. Sheedy’s timely execution of this SAR unless,

during the intervening seven (7) days, Mr. Sheedy has revoked his agreement to this SAR in writing and delivered such revocation to Calgon Carbon.
          16. Mr. Sheedy is solely responsible for all tax liabilities and other consequences beyond the deductions made by Calgon Carbon from amounts payable under this SAR. Mr. Sheedy agrees that Calgon Carbon has no such responsibility, and Mr. Sheedy will indemnify and hold Calgon Carbon harmless from any such tax liabilities or other consequences, with no requirement to pay any further sum to him for any reason, including, without limit, unanticipated tax liabilities or other consequences.
          17. This SAR will be governed by Pennsylvania law, except as preempted by federal law.
          18. Mr. Sheedy and Calgon Carbon waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of the SAR to final and binding arbitration consistent with the application of the Federal Arbitration Act and the employment or comparable procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of an NAA panel of eleven (11) arbitrators to be supplied by the AAA. Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who represent employees, unions, or employers.
          19. If a court, arbitrator, or other authority determines that any term, condition, clause, or other provision of this SAR is void or invalid, it, he, or she will have discretion to modify such term, condition, clause, or other provision of this SAR to make it valid. Alternatively, if it, he, or she declines to make such a modification and rules it invalid, the remaining portions of this SAR will remain in full force and effect.
          20. Nothing in this SAR will prevent or otherwise hinder Mr. Sheedy’s access to the Federal Equal Employment Opportunity Commission. But the Release in Appendix B-1, as stated, will bar Mr. Sheedy from any remedy.

          21. All notices required or permitted under this SAR will be in writing and considered delivered when delivered in person or deposited in the United States mail, with postage prepaid and addressed as follows:
To: Dennis M. Sheedy 109 Wesport Drive Pittsburgh, PA 15238

To: William Gerak Director of Human Resources Calgon Carbon Corporation P.O. Box 717 Pittsburgh, PA 15230
These addresses may be changed by either party by written notice to the other party as stated.
[Remainder of page left blank intentionally]

This SAR is signed on the dates set forth below to be effective as of the 14th day of October, 2009.

AGREED:		Dated: October 6, 2009

/s/ Dennis M. Sheedy
Dennis M. Sheedy
For Myself, My Heirs, Personal Representative and Assigns

CALGON CARBON CORPORATION		Dated: October 6, 2009

By:	/s/ John S. Stanik
John S. Stanik

Title:
Chairman & CEO

APPENDIX A
ATTACHMENT
(This attachment is attached to and constitutes part of the Stock Option Agreement, and the provisions hereof are binding on the Optionee.)
     1. Confidential Information, etc.
          (a) Optionee recognizes and acknowledges that: (i) in the course of Optionee’s employment by the Company it will be necessary for Optionee to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Company, the Company’s sources of supply, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Optionee not disclose the Confidential Information to others or use the Confidential Information to Optionee’s own advantage or the advantage of others.
          (b) Optionee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Optionee be restrained (i) from soliciting of inducing any Optionee of the Company or of any subsidiary of the Company (collectively, the “Company”) to leave the employ of the Company, (ii) from hiring or attempting to hire any Optionee of the Company, (iii) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose, and (iv) from competing against the Company for a reasonable period.
          (c) Optionee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he or she shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his or her employment by the Company or subsequent to the termination of his or her employment by the Company for any reason, including without limitation termination by the Company in a termination for cause or otherwise, any of the Confidential Information, whether or not developed by the Optionee, except as required in the performance of Optionee’s duties to the Company.
          (d) Upon the termination of Optionee’s employment by the Company or by Optionee for any reason, including without limitation termination by the Company in a termination for cause or otherwise, Optionee shall promptly deliver to the Company all originals and copies of correspondence, drawings, blueprints, financial and business records, marketing and publicity materials, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.
     2. Non-Solicit; Non-compete
          (a) Optionee agrees that during his or her employment by the Company he or she shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company for any business purpose other than for the benefit of the Company. Optionee further agrees that for a period of two years after termination of employment, Optionee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company, or solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any employee of the Company.
          (b) Optionee covenants and agrees that during the period of Optionee’s employment hereunder and for a period of two (2) years after termination of employment Optionee shall not, in any Competitive Territory, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, (i) the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last two years prior to the termination of Optionee’s employment, and (ii) the term “Competitive Territory” shall mean the United States of America, Great Britain, Belgium, Germany, Japan and any other nation in which, to the knowledge of Optionee, the Company has made or considered making such sales, either itself or through a subsidiary, affiliate or joint venture partner, during the last two years prior to the termination of Optionee’s employment.
          (c) Prior to accepting employment during the non-compete period referred to herein, Optionee shall notify the Company in order to determine if the position the Optionee is seeking violates this Agreement.
     3. Injunctive and other relief.
          (a) Optionee represents that his or her experience and capabilities are such that the provisions of paragraphs 1 and 2 herein will not prevent him or her from earning his or her livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Optionee were to use his or her ability and knowledge in competition with the Company or to otherwise breach the obligations contained in said paragraphs.

          (b) In the event of a breach by Optionee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Optionee and to enjoin Optionee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Optionee acknowledges, however, that the remedies at law for any breach by him or her of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him or her in the event of any breach whether or not the Company may also be entitled to recover damages hereunder.
          (c) It is the intention of the parties that the provisions of paragraphs 1 and 2 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision of provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

APPENDIX B-1
RELEASE
I, Dennis M. Sheedy, in exchange for the promises contained in the attached Separation Agreement, unconditionally release Calgon Carbon Corporation, its subsidiaries and affiliates, their board officers, directors, employees, shareholders, agents, successors and/or assigns (collectively called “Company”), from any and all claims, issues, or causes of action, known or unknown, arising out of my Company employment and cessation of that employment, including the federal Age Discrimination in Employment Act, Retirement Income Security Act of 1974, Civil Rights Act of 1964, Civil Rights Act of 1991, Rehabilitation Act of 1973, Americans with Disabilities Act, Family and Medical Leave Act of 1993, Older Workers Benefit Protection Act, Equal Pay Act; the Pennsylvania Human Relations Act; federal, state and local wrongful discharge laws; and any and all other federal, state, and/or local employment and other legal claims, such as whistleblower claims and claims for possible attorneys’ fees and costs. To the extent, however, that any entity or person sues on my behalf concerning any possible claim, I agree that this Separation Agreement and Release (“SAR”) has fully and finally satisfied any and all possible claims, and I agree to waive and otherwise relinquish eligibility for any recovery beyond what I received in this SAR, even if I participate or otherwise assist in such litigation.
I have read this Release.
I understand this Release.
I execute this Release voluntarily and without coercion.
I understand I have the right to consult with an attorney.
I intend to be legally bound by this Release.

/s/ Dennis M. Sheedy
Signature

Dennis M. Sheedy
Print Name

SWORN TO and subscribed before me this 6th day of October, 2009.
/s/ Joyce L. Shipley
Notary Public
My Commission Expires: (Seal)

APPENDIX B-2
RELEASE
In exchange for the promises contained in the attached Separation Agreement, Calgon Carbon Corporation (the “Company”) unconditionally releases Dennis M. Sheedy from any and all known claims, issues, or causes of action, arising out of his Company employment and cessation of that employment; provided, however, that such release shall not be valid with respect to and the Company shall retain any claim of the Company against Mr. Sheedy which is unknown to the Company at the time this Release is executed.

Calgon Carbon Corporation
By:	/s/ John S. Stanik
Title: Chairman, President & CEO

APPENDIX C
September 2, 2009
VIA HAND DELIVERY TO:
Dennis M. Sheedy, Esq.
RE:      Your Rights Under The Older Workers Benefit Protection Act/Age
            Discrimination and Employment Act
Dear Dennis:
     Before you agree to resolve your separation from employment and execute a separation agreement and release, we direct your attention to a federal law called the Older Workers Benefit Protection Act (“OWBPA”), a law that amended the Federal Age Discrimination and Employment Act.
     Among other rights, you have the right to consult with an attorney prior to executing any agreement which resolves your separation from employment, including, without limitation, an agreement in which you release all possible legal claims against Calgon Carbon Corporation and its subsidiaries and affiliates.
     Under OWBPA, for instance, you have 21 days after receipt of a proposed separation agreement and release to decide whether to release your possible legal claims against Calgon Carbon Corporation. Whether you use all or part of the 21 day opportunity is your choice and your choice alone. In addition, under OWBPA, you have seven days following the execution of any such agreement to revoke it so that it has no continuing or past legal effects. Only upon expiration of seven days following your signing of any such agreement would the agreement become effective and otherwise enforceable.
     This letter does not contain all of the rights for which you may be eligible under OWBPA. That is why Calgon Carbon Corporation and I strongly advise you to consult with an attorney. In that way, you can understand your full legal rights under OWBPA and other laws, you can proceed with a clearer understanding of your rights and responsibilities and Calgon Carbon Corporation’s rights and responsibilities, and together we can reach a fair, equitable, binding resolution of your cessation of your employment.
     We look forward to hearing from you either directly or through your attorney.

Yours very truly, Gail A. Gerono Vice President of Human Resources

APPENDIX D
STOCK OPTIONS

	Option	Vested
Option Grant Date:	Price	Options
July 1, 2006	$5.85	4,300

March 31, 2007	$8.37	6,100

February 28, 2008	$17.75	2,650

		13,050